EXHIBIT 21.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
StarGuide Digital Networks, Inc.	Nevada

Digital Generation Systems of New York, Inc.	New York

Starcom Mediatech, Inc.	Delaware

Musicam Express, L.L.C.	Delaware

Corporate Computer Systems, Inc.	Delaware

Corporate Computer Systems Consultants, Inc.	Delaware

DG FastChannel, Inc. Acquisition Corporation d/b/a AGT Broadcast, Inc.	Delaware

DG FastChannel, Inc. Acquisition II Corporation d/b/a SourceEcreative, Inc.	Delaware

Media DVX, Inc. .	Delaware

FastChannel Networks, Inc	Delaware